Exhibit 99.1

Teva Completes Acquisition of Cephalon

— Combined organization will provide customers with a broad spectrum of specialty branded products in addition to the world’s largest generic drug portfolio—

Jerusalem, October 14, 2011 - Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) announced today that it has completed its acquisition of Cephalon, Inc. (NASDAQ: CEPH). The combined company will have a significant presence in over 60 countries and generated approximately $20 billion in revenues on a pro-forma basis for the twelve months ended June 2011.

“This important transaction reinforces Teva’s long term strategy of building out our branded and specialty pharmaceuticals business through diversification and expansion of our product portfolio and pipeline, while enhancing our position as the worldwide leader in generics,” said Shlomo Yanai, President and CEO of Teva. “Our newly-expanded portfolio in CNS, Oncology, Respiratory and Women’s Health along with our robust pipeline of more than 30 late-stage products truly cements our position as a leader in specialty pharma.”

Mr. Yanai added, “We are welcoming many of Cephalon’s talented employees into the Teva family. The combination of our two winning teams will position Teva to create maximum value for our patients and customers.”

On October 14, 2011, Cephalon Inc. became a wholly owned subsidiary of Teva and ceased to be traded on NASDAQ. Pursuant to the merger agreement between the parties, each share of Cephalon common stock has been converted into the right to receive $81.50 in cash.  Share exchange instructions and a letter of transmittal will be mailed to Cephalon shareholders shortly.

As previously announced, Teva expects the acquisition to be immediately accretive to Teva’s non-GAAP earnings per share and accretive to Teva’s GAAP earnings within the fourth quarter of closing.

About Teva

Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) is a leading global pharmaceutical company, committed to increasing access to high-quality healthcare by developing, producing and marketing affordable generic drugs as well as innovative and specialty pharmaceuticals and active pharmaceutical ingredients. Headquartered in Israel, Teva is the world’s largest generic drug maker, with a global product portfolio of more than 1,300 molecules and a direct presence in about 60 countries. Teva’s branded businesses focus on neurological, respiratory and women’s health therapeutic areas as well as biologics. Teva currently employs approximately 42,000 people around the world and reached $16.1 billion in net sales in 2010.

IR Contacts:	Elana Holzman	Teva Pharmaceutical Industries Ltd.	972 (3) 926-7554
	Kevin C. Mannix	Teva North America	(215) 591-8912

PR Contacts:	Yossi Koren	Teva Pharmaceutical Industries Ltd.	972 (3) 926-7687
	Denise Bradley	Teva North America	(215) 591-8974

Teva’s Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to: our ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competing generic equivalents, the extent to which we may obtain U.S. market exclusivity for certain of our new generic products and regulatory changes that may prevent us from utilizing exclusivity periods, potential liability for sales of generic products prior to a final resolution of outstanding patent litigation, including that relating to the generic version of Protonix®, the extent to which any manufacturing or quality control problems damage our reputation for high quality production, the effects of competition on sales of our innovative products, especially Copaxone® (including potential generic and oral competition for Copaxone®), the impact of continuing consolidation of our distributors and customers, our ability to identify, consummate and successfully integrate acquisitions (including the acquisition of Cephalon), interruptions in our supply chain or problems with our information technology systems that adversely affect our complex manufacturing processes, intense competition in our specialty pharmaceutical businesses, any failures to comply with the complex Medicare and Medicaid reporting and payment obligations, our exposure to currency fluctuations and restrictions as well as credit risks, the effects of reforms in healthcare regulation, adverse effects of political or economical instability, major hostilities or acts of terrorism on our significant worldwide operations, increased government scrutiny in both the U.S. and Europe of our agreements with brand companies, dependence on the effectiveness of our patents and other protections for innovative products, our ability to achieve expected results through our innovative R&D efforts, the difficulty of predicting U.S. Food and Drug Administration, European Medicines Agency and other regulatory authority approvals, uncertainties surrounding the legislative and regulatory pathway for the registration and approval of biotechnology-based products, potentially significant impairments of intangible assets and goodwill, potential increases in tax liabilities resulting from challenges to our intercompany arrangements, our potential exposure to product liability claims to the extent not covered by insurance, the termination or expiration of governmental programs or tax benefits, current economic conditions, any failure to retain key personnel or to attract additional executive and managerial talent, environmental risks and other factors that are discussed in our Annual Report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.

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